EXHIBIT 5.1

December 2, 2004

Board of Directors

Northwest Natural Gas Company

220 N.W. Second Avenue

Portland, Oregon 97209

We have acted as counsel for Northwest Natural Gas Company (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering deferred compensation obligations in connection with the Company’s Deferred Compensation Plan for Directors and Executives (the “Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon;

2. The deferred compensation obligations have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued and will represent the binding obligation of the Company to make payments to the holders thereof in accordance with the terms and conditions of the Plan; and

3. The Plan is intended to constitute an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company. Assuming the Plan constitutes such an unfunded plan, the Plan is exempt from the participation and vesting, funding, reporting and most fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP
STOEL RIVES LLP